Exhibit 10.51

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS IS AN AMENDMENT (the “Amendment”) TO THE AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT dated January 28, 2010 (the “Agreement”) between Blackbaud, Inc., a Delaware corporation (the “Company”), and Marc Chardon (“Executive”) that is made and entered into by the Company and Executive. Unless otherwise specified, all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the Company and Executive wish to amend the Agreement to require the Company’s Board to confirm the Agreement’s renewal annually after the Initial Term and provide for a discretionary Performance-Based Equity Bonus and clawback of Executive’s incentive-based compensation in certain circumstances;

WHEREAS, the parties desire to amend the Agreement to clarify the exemptions from, or compliance with, Section 409A of the Internal Revenue Code of 1986 and the most recent regulations and guidance thereunder (the “Code”) with respect to certain nonvested amounts, to clarify the operation of the modified cutback relating to Code Sections 280G and 4999 and to delete the gross-up provisions relating to Code Section 409A; and

WHEREAS, the parties intend that the Agreement, other than as amended hereby, shall continue in effect;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, and for payment to Executive of $500.00 and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, IT IS HEREBY AGREED AS FOLLOWS:

1.	The second and third sentences of Section 1 of the Agreement are deleted in their entirety and replaced with the following sentences:

“The Company’s Board of Directors (or a committee thereof) may elect to renew the term of this Agreement for successive one (1) year terms, which terms will run from January 1st to December 31st annually (each a “Renewal Term”), upon written notice provided to Executive at least ninety (90) days in advance of the expiration of the Initial Term or Renewal Term. In the event the Company elects to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term, the Executive may elect not to renew this Agreement by providing no less than sixty (60) days advance written notice of his intention not to renew the Agreement. In the event the Company elects not to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term, the Company will provide notice to that effect to the Executive at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term as the case may be.”

2.	The following last sentence is added to Section 3.3c of the Agreement:

“In addition, the Company and Executive agree that the Company shall pay Executive’s attorneys directly for Executive’s legal expenses up to a maximum of $25,000 incurred in connection with the negotiation and drafting of Amendment No. 1 to this Agreement (“Amendment No. 1”).”

3.	Section 3.3g of the Agreement is deleted in its entirety and new Section 3.3g is substituted for it as follows:

“g. The Company will award Executive an annual performance-based equity bonus payable in restricted stock units (or cash if the Company does not then have sufficient shares reserved under a stock plan) (each a “Performance-Based Equity Bonus”) with a value between zero and $1,000,000 (and with a target value of $500,000). The actual value of each Performance-Based Equity Bonus, if any, will be determined by the Board (or a committee thereof) in its sole discretion (except as such discretion is limited by the provisions of this Section 3.3(g)) during the Company’s regular executive compensation review process. If a Performance-Based Equity Bonus granted to the Executive pursuant hereto contains multiple performance periods, the number of restricted stock units targeted to vest for each performance period shall be equal. The number of restricted stock units for each Performance-Based Equity Bonus, if any, will be determined by dividing the value of the Performance-Based Equity Bonus by the value of one share of the Company’s common stock. The value of one share of the Company’s common stock will be determined as if its price were the average closing sales price of the Company’s common stock for the thirty (30) trading days preceding the grant date as quoted on the stock exchange on which the Company’s common stock is then traded. Each restricted stock unit will be exchangeable for one share of the Company’s common stock upon the vesting of such restricted stock unit. Such restricted stock units, if any, will be granted within thirty (30) calendar days following the determination of the Performance-Based Equity Bonus by the Board (or a committee thereof), but such restricted stock units, if any, with respect to each calendar year will be granted during the month of November of the prior calendar year, and, notwithstanding anything in this Agreement to the contrary, the restricted stock units shall be governed solely by the terms and conditions of the performance stock award agreements between Executive and the Company.”

4.	The last sentence of the final paragraph of Section 3.3 of the Agreement is deleted in its entirety and replaced with the following sentence:

“The Company covenants and agrees that the terms of each restricted stock agreement, stock appreciation rights agreement and performance stock award agreement between Executive and the Company evidencing a Restricted Stock Bonus, Stock Appreciation Rights and/or a Performance-Based Equity Bonus will be in all respects consistent with the terms of this Agreement.”

5.	Section 3.4 is added to the Agreement as follows:

“3.4 Clawback Provision. Executive agrees to promptly return to the Company any and all incentive-based compensation Executive received from the Company to the extent the Company is entitled or required to recover such amounts by the terms of (i) any Company clawback or recoupment policy (as adopted, amended, implemented, and interpreted by the Company from time to time) which relates to the clawback or recoupment of incentive-based compensation which was paid to Executive on the basis of revenues, net income, cash flow or other financial parameters relating to the Company’s financial performance which were subsequently determined by the Company’s independent auditors to have been materially inaccurate, (ii) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as may be amended) and any implementing rules and regulations promulgated thereunder, and/or (iii) Section 304 of the Sarbanes Oxley Act of 2002 (as may be amended) and any implementing rules and regulations promulgated thereunder.”

6.	The phrase “Stock Appreciation Rights Bonus” in Section 4.4b(iv) of the Agreement is deleted in its entirety and replaced with “Performance-Based Equity Bonus.”

7.	Section 4.4c of the Agreement is deleted in its entirety and new Section 4.4c is substituted for it as follows:

“c. A reduction in Executive’s then Base Salary, Bonus Compensation opportunity, Restricted Stock Bonus opportunity, Performance-Based Equity Bonus opportunity, or other compensation described in Section 3.3 hereof, or a material reduction of any material employee benefit or perquisite enjoyed by him (other than as consented to in writing by Executive);”.

8.	Sections 5.2(a), (b), (c) and (d) of the Agreement are deleted in their entirety and new Sections 5.2(a), (b), (c) and (d) are substituted for them as follows:

“(a) The Company will make a lump-sum payment equal to a pro rata share (based upon the number of days in the year of termination through his termination date relative to 365) of Executive’s annual target Bonus Compensation at the rate in effect on the termination date, less any required taxes and withholdings, payable on the sixty-eighth (68th) day following the termination date;

(b) The Company will continue paying Executive his annual Base Salary at the rate in effect on the termination date, less any required taxes and withholdings, for a period of twenty four (24) months after the termination date, except that the first payment shall be made on the sixty-eighth (68th) day following the termination date and such first payment shall include all payments that would otherwise have been made between the date of termination and the first payment date;

(c) To the extent that the Company’s health benefit plans allow for Executive’s continued participation in such plans after termination of employment and to the extent that continuing such participation would satisfy the requirements of Code Sections 105 and 106 such that the benefits or reimbursements are not includable in income, the Company will continue Executive’s participation in the Company’s health benefit plans at the same level and cost (including spousal and dependent coverage) as applies to similarly situated employed executive officers for a period of eighteen (18) months after the termination date or until Executive is eligible (following expiration of any applicable waiting periods) for equivalent health benefits from another employer, whichever is sooner. To the extent that the Company’s health benefit plans do not allow for Executive’s continued participation in such plans after termination of employment or to the extent that continuing such participation would not satisfy the requirements of Code Sections 105 and 106 such that the benefits or reimbursements would be includable in income, the Company agrees to reimburse Executive with taxable payments for the cost of continuing coverage (including spousal and dependent coverage) under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) for a period of (18) months after the termination date; provided, however, that such reimbursement will be conditioned upon Executive’s timely election of continued coverage under COBRA, and the first reimbursement shall be made on the sixty-eighth (68th) day following the termination date and such first reimbursement shall include reimbursement for all premiums that were due between the date of termination and the first reimbursement date and thereafter each reimbursement shall be made in the month that the related COBRA premium is due;

(d) (i) Executive will be entitled to twelve (12) months acceleration of the vesting of any then-unvested stock options, stock appreciation rights and restricted stock granted to Executive pursuant to this Agreement, and/or the Original Agreement or pursuant to any other written agreement between Executive and the Company, such that all of Executive’s stock options, stock appreciation rights and restricted stock will be vested on Executive’s termination date as if Executive’s termination date were twelve (12) months later. All of Executive’s stock options, stock appreciation rights and restricted stock which remain unvested after giving effect to the acceleration provided for in the preceding sentence, will be forfeited as of the termination date. Executive will have two (2) years after termination of employment with the Company to exercise all of Executive’s vested stock appreciation rights granted hereunder. Pursuant to Executive’s equity award agreements, Executive will have 90 days after termination of employment with the Company to exercise all of Executive’s vested stock appreciation rights not granted hereunder and 180 days after termination of employment with the Company to exercise all of Executive’s vested stock options. In no event shall Executive be able to exercise any equity awards later than the specified expiration dates of such awards; and

    (ii) Executive will be entitled to vesting of any then-unvested restricted stock units which are included in any performance-based equity awards granted to the Executive pursuant to this Agreement or any other written agreement between Executive and the Company, but only if and to the extent that such unvested restricted stock units would have vested if the Executive had continued employment with the Company until the end of the first performance period which ends after his termination of employment. Any such vesting of unvested restricted stock awards shall become effective at the end of the first performance period which ends after his termination of employment as aforesaid.”

9.	Sections 5.3(a) and (b) of the Agreement are deleted in their entirety and new Sections 5.3(a) and (b) are substituted for them as follows:

“(a) The Company will provide Executive with the severance payments, benefits and entitlements described in Subsections 5.2(a)-(c). In addition to those payments and benefits, any then-unvested stock options, restricted stock units, restricted stock and/or stock appreciation rights granted to Executive pursuant to this Agreement and/or the Original Agreement or pursuant to any other written agreement between the Company and Executive will immediately be vested (at target and without regard to the achievement of any performance goals associated therewith in the case of performance-based equity awards).

(b) Notwithstanding anything to the contrary in this Agreement, in any other agreement between Executive and the Company or in any plan maintained by the Company or any affiliate, if there is a 280G Change in Control (as defined in Paragraph (7) below), the following rules shall apply:

(1) Except as otherwise provided in Paragraph (2) below, if it is determined in accordance with Paragraph (4) below that any portion of the Payments (as defined in Paragraph (7) below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Paragraph (7) below).

(2) No reduction in any of Executive’s Payments shall be made pursuant to Paragraph (1) above if it is determined in accordance with Paragraph (4) below that the After-Tax Amount of the Payments payable to Executive without such reduction would exceed the After-Tax Amount of the reduced Payments payable to him in accordance with Paragraph (1) above. For purposes of the foregoing, the “After-Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Paragraph (1) above, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable.

(3) Any reduction in Executive’s Payments required to be made pursuant to Paragraph (1) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment to the extent that would not result in Executive being subject to a tax under Code Section 409A; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G and to the extent that cancellation of acceleration of dates of payment would not result in Executive incurring a tax under Code Section 409A) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.

(4) A determination as to whether any Excise Tax is payable with respect to Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Payments is required pursuant to the provisions of Paragraphs (1) and (2) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an accountant or tax professional (the “Tax Advisor”) selected by the Company. The Tax Advisor may be an employee, attorney or consultant of the Company, and all fees and expenses of the Tax Advisor shall be borne and directly paid solely by the Company. The Tax Advisor shall provide a written report of its determinations, including detailed supporting calculations, both to Executive and to the Company. Except as otherwise provided below in this Paragraph or Paragraph (5) or Paragraph (6), the determinations made by the Tax Advisor pursuant to this Paragraph (4) shall be binding upon Executive and the Company. If Executive questions or disputes any of the determinations made by the Tax Advisor and Executive and the Company are unable to resolve Executive’s questions or disputes to Executive’s satisfaction within fifteen (15) days after Executive gives notice to the Company of his questions or disputes, Executive and the Company shall jointly appoint an independent accountant (the “Accountant”), whose fees and expenses shall be equally borne and directly paid by the Company and the Executive, to review the determinations made by the Tax Advisor, to modify those determinations as necessary, and to deliver a written report of any modifications, including detailed supporting calculations. If Executive and the Company cannot agree on the individual accountant or firm to serve as Accountant, then Executive and the Company shall each select one individual accountant or accounting firm and those two shall jointly select the individual or accounting firm to serve as the Accountant. Except as otherwise provided in Paragraph (5) or Paragraph (6) below, the determinations made by the Accountant pursuant to this Paragraph (4) shall be binding upon Executive and the Company.

(5) If, notwithstanding (i) any determination made pursuant to Paragraph (4) above that a reduction in Executive’s Payments is not required pursuant to Paragraph (1) above or (ii) any reduction in Executive’s Payments made pursuant to Paragraph (1) above, the Internal Revenue Service (“IRS”) subsequently asserts that Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to Executive shall be reduced as provided in Paragraphs (1) and (2) above or shall be further reduced as provided in Paragraph (1) above, and (if still necessary after such reduction or further reduction) any Payments already made to Executive shall be repaid to the Company, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by Executive. Any such reduction or further reduction or repayment (A) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against Executive if such reduction or further reduction or repayment is made, and (B) shall be made in the manner described in Paragraph (3) above.

(6) Notwithstanding anything to the contrary in the foregoing provisions of this Subsection (b), if (i) Executive’s Payments have been reduced pursuant to Paragraph (1) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to Executive’s Payments, and (ii) if the After-Tax Amount of the Payments payable to Executive, determined without any further reduction or repayment as provided in Paragraph (5) above, and without any initial reduction as provided in Paragraph (1) above, would exceed the After Tax Amount of the Payments payable to him as reduced in accordance with Paragraph (1), then (A) no such further reduction or repayment shall be made with respect to Executive’s Payments pursuant to Paragraph (5) above, and (B) the Company shall pay to Executive an amount equal to the reduction in Executive’s Payments that was initially made pursuant to Paragraph (1). Such amount shall be paid to Executive in a cash lump sum by no later than (i) the 15th day of the third month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to Executive’s Payments, provided that by such day Executive has paid the Excise Tax so determined to be due, or (ii) if later, the day that such amount would have been paid without regard to Paragraph (1) above.

(7) For purposes of the foregoing, the following terms shall have the following respective meanings:

(i) “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.

(ii) “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for his benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G (b) (2) (A) (i) of the Code and the regulations issued there under.

(iii) “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.”

10.	The last sentence in Section 5.4 of the Agreement is deleted in its entirety and replaced with the following sentence:

“In addition, all unexercised stock options and stock appreciation rights, whether vested or unvested, will immediately terminate upon Executive’s termination for Cause and all unvested restricted stock and restricted stock units held by Executive will be forfeited immediately upon such termination.”

11.	The second sentence in Section 5.5 of the Agreement is deleted in its entirety and replaced with the following sentence:

“In addition, all of Executive’s then-unvested stock options and stock appreciation rights will immediately terminate upon such termination of Executive and all of Executive’s unvested restricted stock and restricted stock units will be forfeited immediately upon such termination.”

12.	Sections 5.7(a)(i) and (ii) of the Agreement are deleted in their entirety and new Sections 5.7(a)(i) and (ii) are substituted for them as follows:

“(i) The Company will pay Executive an amount equal to one (1) times his annual Base Salary in effect at the termination date, of which the Company will pay within sixty-eight (68) days following the termination date a lump sum equal to the maximum amount thereof that constitutes separation pay upon involuntary separation from service under Treas. Regs. Section 1.409A-1(b)(9)(iii), less any required taxes and withholdings, and the Company will pay the remainder of such amount which does not constitute separation pay upon involuntary separation from service under Treas. Regs. Section 1.409A-1(b)(9)(iii), less any required taxes and withholdings, in substantially equal installments over the same period of months after the termination date that the payments constituting nonqualified deferred compensation in Section 5.2(b) would be paid; and

(ii) All of Executive’s then-unvested stock options and stock appreciation rights will immediately terminate upon such termination of Executive and all of Executive’s unvested restricted stock and restricted stock units will be forfeited immediately upon such termination. Executive will have twenty-four (24) months after termination of employment with the Company (but in no event later than any specified expiration date of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights granted hereunder; thereafter, any unexercised options and stock appreciation rights will terminate.”

13.	Section 21 of the Agreement is deleted in its entirety and a new Section 21 is substituted for it as follows:

“21.	Section 409A.

(a) It is intended that this Agreement and the payments hereunder will, to the fullest extent possible, be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and the Agreement shall be interpreted to that end to the fullest extent possible. In this regard, it is intended that the severance pay in Section 5.2(a) be exempt from Section 409A as a short-term deferral under Treas. Regs Section 1.409A-1(b)(4) and the maximum amount of severance pay possible in Sections 5.2(b) and 5.7(a)(1) be exempt from Section 409A as separation pay upon involuntary separation from service under Treas. Regs. Section 1.409A-1(b)(9)(iii). However, to the extent that any payment or benefit (or portion thereof) provided pursuant to this Agreement is determined to be subject to Section 409A, this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest or any additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the least possible economic effect on Executive as reasonably determined in good faith by the Company and Executive.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered separation pay upon involuntary separation from service under Treas. Regs. Section 1.409A-1(b)(9)(iii) or nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s separation from service from the Company: (a) the Company has stock which is publicly-traded on an established securities market and (b) Executive is a “specified employee” within the meaning of Section 409A, then no payment, compensation, benefit or entitlement payable or provided to the Executive in connection with his separation from service that is determined, in whole or in part, to constitute a payment of nonqualified deferred compensation within the meaning of Section 409A shall be paid or provided to Executive before the earlier of (i) Executive’s death or (ii) the day that is six (6) months after the date of his separation from service date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to Executive during the period between the date of his separation from service date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not excluded from the Executive’s taxable income and are nonqualified deferred compensation subject to Section 409A, then except as permitted by Section 409A (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made, as soon as practicable, but in any case on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(e) The parties neither intend nor expect the compensation under this Agreement to be subject to taxation, interest and/or penalties under Section 409A (or any comparable successor section, referred to collectively as the “Section 409A Tax”), and the Company and the Executive expect that there is not any basis for the IRS to assess the Section 409A Tax against Executive as a result of any payments, reimbursements or benefits that have become vested or that the Company has provided to Executive to the date of Amendment No. 1. Although the parties do not believe that the Agreement requires correction under Internal Revenue Service Notice 2010-6, as modified by Notice 2010-80, out of an abundance of caution, the Company and the Executive agree to follow all required procedures set forth in Internal Revenue Service Notice 2010-6, as modified by Notice 2010-80, for the relief from current income inclusion and the Section 409A Tax available under such notices to apply to the Agreement, as amended by Amendment No. 1, and in connection therewith to report adoption of a fixed payment date for separation payments conditioned upon execution of a release by the Executive as described in Section 5. Further, if Executive becomes subject to inquiry or audit by the IRS with respect to issues under Section 409A, or the IRS assesses the 409A Tax against Executive, following the date of execution of Amendment No. 1 with respect to any payments, reimbursements or benefits that have become vested or that the Company has provided to Executive under the Agreement as amended by Amendment No. 1, the Company shall pay Executive’s reasonable attorneys’ and accountants’ fees and expenses incurred in connection with review by the IRS of the Agreement as amended, or if and to the extent applicable, in contesting the assessment of the 409A Tax. Notwithstanding the foregoing, the payments required by this Subsection (e) shall be subject to the provisions of Section 5.3(b).”

14.	The first sentence of the third paragraph of the cover letter in Exhibit C of the Agreement is deleted in its entirety and replaced with the following sentence:

“If you agree with the terms of the enclosed Agreement and wish to receive the severance benefits described in this Agreement, you must sign and date the enclosed Agreement and return the signed and dated copy to Blackbaud’s Vice President of Human Resources by hand delivery or by depositing it in the U.S. mail in the enclosed self-addressed, stamped envelope by the close of business on the sixtieth (60th) day after the date of termination of employment.”

15.	Sections 2a, 2b, 2c and 2d of the Separation Agreement and Release of Claims in Exhibit C of the Agreement are deleted in their entirety and replaced with the following new Sections 2a, 2b, 2c and 2d:

“a. Blackbaud will make a lump-sum payment equal to a pro rata share (based upon the number of days in the year of termination through his Separation Date relative to 365) of Employee’s annual target Bonus Compensation at the rate in effect on the Separation Date, less any required taxes and withholdings, payable on the sixty-eighth (68th) day following the Separation Date;

b. Blackbaud will continue paying Employee his annual Base Salary at the rate in effect on the Separation Date, less any required taxes and withholdings, for a period of twenty four (24) months after the Separation Date, except that the first payment shall be made on the sixty-eighth (68th) day following the Separation Date and such first payment shall include all payments that would otherwise have been made between the Separation Date and the first payment date;

c. To the extent that Blackbaud’s health benefit plans allow for Employee’s continued participation in such plans after termination of employment and to the extent that continuing such participation would satisfy the requirements of Code Sections 105 and 106 such that the benefits or reimbursements are not includable in income, Blackbaud will continue Employee’s participation in Blackbaud’s health benefit plans at the same level and cost (including spousal and dependent coverage) as applies to similarly situated employed executive officers for a period of eighteen (18) months after the Separation Date or until Employee is eligible (following expiration of any applicable waiting periods) for equivalent health benefits from another employer, whichever is sooner. To the extent that Blackbaud’s health benefit plans do not allow for Employee’s continued participation in such plans after termination of employment or to the extent that continuing such participation would not satisfy the requirements of Code Sections 105 and 106 such that the benefits or reimbursements would be includable in income, Blackbaud agrees to reimburse Employee with taxable payments for the cost of continuing coverage (including spousal and dependent coverage) under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) for a period of (18) months after the Separation Date; provided, however, that such reimbursement will be conditioned upon Employee’s timely election of continued coverage under COBRA, and the first reimbursement shall be made on the sixty-eighth (68th) day following the Separation Date and such first reimbursement shall include reimbursement for all premiums that were due between the Separation Date and the first reimbursement date and thereafter each reimbursement shall be made in the month that the related COBRA premium is due;

d. (i) Employee will be entitled to twelve (12) months acceleration of the vesting of any then-unvested stock options, stock appreciation rights and restricted stock granted to Employee pursuant to the Employment Agreement, and/or the Original Agreement or pursuant to any other written agreement between Employee and Blackbaud, such that all of Employee’s stock options, stock appreciation rights and restricted stock will be vested on Employee’s Separation Date as if Employee’s Separation Date were twelve (12) months later. All of Employee’s stock options, stock appreciation rights and restricted stock which remain unvested after giving effect to the acceleration provided for in the preceding sentence, will be forfeited as of the Separation Date. Employee will have two (2) years after termination of employment with Blackbaud to exercise all of Employee’s vested stock appreciation rights granted under the Employment Agreement. Pursuant to Employee’s equity award agreements, Employee will have 90 days after termination of employment with Blackbaud to exercise all of Employee’s vested stock appreciation rights not granted under the Employment Agreement and 180 days after termination of employment with Blackbaud to exercise all of Employee’s vested stock options. In no event shall Employee be able to exercise any equity awards later than the specified expiration dates of such awards; and

    (ii) Employee will be entitled to vesting of any then-unvested restricted stock units which are included in any performance-based equity awards granted to the Employee pursuant to the Employment Agreement or any other written agreement between Executive and the Company, but only if and to the extent that such unvested restricted stock units would have vested if the Employee had continued employment with Blackbaud until the end of the first performance period which ends after his termination of employment. Any such vesting of unvested restricted stock awards shall become effective at the end of the first performance period which ends after his termination of employment as aforesaid.”

16.	Section 16 of the Separation Agreement and Release of Claims in Exhibit C is deleted in its entirety and replaced with the following new Section 16:

“16. Section 409A.

The provisions of Section 21 of the Employment Agreement are incorporated herein by reference and will continue to apply in accordance with their terms, including without limitation, to any payments under this Agreement.”

17.	Except as specifically amended by this Amendment to the Agreement, the Agreement is unchanged, and the Agreement as amended by this Amendment represents the complete and final agreement of the parties and shall control over any other prior verbal or written statement, representation or agreement by the Company related to the subject matter hereof. This Amendment shall be binding upon the parties hereto and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement effective as of December 13, 2011.

COMPANY:

BLACKBAUD, INC.

By:	/s/ Andrew Leitch
Name:	Andrew Leitch
Title:	Chairman of the Board

EXECUTIVE:

/s/ Marc Chardon
Marc Chardon

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